UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): August 27, 2001


                          The Chalone Wine Group, Ltd.
                   ___________________________________________
               (Exact Name of Registrant as Specified in Charter)


        California                    0-13406                  94-1696731
  _______________________     _______________________    _______________________
      (State or Other               (Commission             (IRS Employer
Jurisdiction of Incorporation)      File Number)           Identification No.)


         621 Airpark Road
         Napa, California                                 94558
 ____________________________________       ___________________________________
(Address of Principal Executive Offices)                (Zip Code)


Registrant's telephone number, including area code       707-254-4200
                                                   ________________________


Item 5. Other Events.


     The Chalone Wine Group, Ltd. released the following information on August 27, 2001:

THE CHALONE WINE GROUP, LTD. CO-FOUNDER STEPS DOWN AS CHAIRMAN OF THE BOARD

NAPA, California, August 27, 2001. Twenty-nine years after co-founding The Chalone Wine Group, Ltd. (Nasdaq: CHLN), W. Philip Woodward announced today that he is stepping down from his position of Chairman of the Board to become Chairman Emeritus. Christophe Salin, President of Domaines Barons de Rothschild (Lafite) "DBR" has been appointed the new Chairman.

Woodward will focus his energies on The Chalone Wine Foundation, a separate nonprofit corporation he began in 1997 as a way to give back to the industry and to the communities in which Chalone Wine Group has wineries. When co-founder Richard Graff died in a private plane crash in 1998, Woodward also established the Richard H. Graff Scholarship Fund to help entry-level students who want to build a career in the food and wine industry.

"I've been working myself out of a job at The Chalone Wine Group, Ltd. for several years and now, with the great management team we have in place, I'll concentrate on developing The Chalone Wine Foundation and other boards I serve on," said Woodward. "What I love about the wine industry is I'm always learning something, always trying something new. This is just one more step in my journey." He will remain active on The Chalone Wine Group, Ltd.'s board, as well as the boards of the Wine Institute, American Vintners Association and other wine and food associations.

Christophe Salin, who has been appointed Chairman of the Board, has a long history in the fine wine industry and with The Chalone Wine Group, Ltd.. He joined DBR, a French company with wine interests in Chile, Portugal and France, including the First-Growth Chateau Lafite-Rothschild, in 1985, and became president in 1990. Salin has sat on the The Chalone Wine Group, Ltd. Board of Directors since 1989 and served as Vice Chairman under Woodward.

"I am honored to follow in the footsteps of a pioneer in the California wine industry," said Salin. "DBR forged a partnership with Phil Woodward and The Chalone Wine Group, Ltd. in 1989 because we both believe that good wine comes from good farming and that owning vineyards is essential so we can invest in quality long-term. While I may be taking Phil's seat on the board, his influence will always be felt. Our goal of producing the best possible wine will never change." DBR is The Chalone Wine Group, Ltd.'s largest Shareholder, holding 44.3 percent of its stock.

Woodward founded The Chalone Wine Group, Ltd. with winemaker Richard (Dick) Graff in 1972. Since then, the company has been a leader in the wine industry. Starting with Woodward and Graff as its only employees at Chalone Vineyard, the company has grown to almost 200 employees, six wineries in California, and two in Washington State and owning 23.5 percent of Chateau Duhart-Milon in France. Under Woodward's leadership, The Chalone Wine Group, Ltd. was the first fine wine company to go public in 1984 and in 1989 the company formed a partnership with Domaines Barons de Rothschild (Lafite). This strategic partnership between two companies dedicated to the same goal of making the best possible wine allowed The Chalone Wine Group, Ltd. to continue to expand. It was the first California wine company to invest in Washington State when it launched Canoe Ridge Vineyard in 1990. Today, The Chalone Wine Group, Ltd. is a collection of semi-autonomous wine estates and vineyards, each in a distinctive place that produces wines that reflect their unique sites. Woodward's fascinating story of how a remote vineyard in Monterey County grew into publicly-traded The Chalone Wine Group, Ltd. is told in his book, "Chalone: A Journey on the Wine Frontier," which was published in 2000.

The Chalone Wine Group, Ltd. is a Napa-based company specializing in premium red and white varietal wines. In California, the company wholly owns and operates Carmenet in Sonoma County, Chalone Vineyard in Monterey County, Acacia in the Carneros District of Napa County, and the Jade Mountain brand in Napa County. With its 50 percent joint-venture partner, Paragon Vineyard Co., the company owns and operates Edna Valley Vineyard in San Luis Obispo County. Additionally, the company produces and markets wines of Central Coast appellation under the brand name Echelon Vineyards. In the state of Washington, the company owns and operates Sagelands Vineyard and Canoe Ridge Vineyard. In the Bordeaux region of France, the company owns 23.5 percent of the Fourth-Growth estate of Chateau Duhart-Milon, in partnership with Domaines Barons de Rothschild (Lafite) which owns the other 76.5 percent.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         The Chalone Wine Group, Ltd.
                                                (Registrant)


                                      By: /s/ SHAWN M. CONROY BLOM
                                          _____________________________
                                          Shawn M. Conroy Blom
                                          Chief Financial Officer

Dated:  August 31, 2001